Exhibit 16

[Letterhead of Dischino & Associates, P.C.]

November 11, 2004

Attn:  Richard Verdiramo

Dear Richard:

We have received the 8K as submitted and agree with the wording.

Sincerely,

/s/Robert A. Corsi

Robert A. Corsi, CPA

Partner